UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2025

Xperi Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41486	83-4470363
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2190 Gold Street
San Jose, California		95002
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 408 519-9100

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	XPER	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 21, 2025, Xperi Inc. (the “Company”) entered into a Receivables Financing Agreement by and among the Company, as initial servicer, Xperi SPV LLC (“Xperi SPV”), a newly‑formed and wholly‑owned special purpose subsidiary, as borrower, PNC Bank, National Association (“PNC”), as administrative agent, PNC Capital Markets LLC, as structuring agent, and the lenders from time to time party thereto (the “RFA”).

In addition, on the same date, the Company entered into a Sale and Contribution Agreement (the “SCA,” and, together with the RFA, the “Agreements”) by and among Xperi SPV LLC, as buyer, TiVo Platform Technologies LLC, TiVo Research and Analytics, Inc., Rovi Product Corporation, DigitalSmiths Corporation, Veveo LLC, DTS, Inc., Phorus Inc. and iBiquity Digital Corporation (each of which is a wholly-owned subsidiary of the Company), as originators of receivables and sellers (collectively, the “Originators”), and the Company, as the servicer. Together, the Agreements establish the primary terms and conditions of an accounts receivable securitization program (the “Securitization”).

Pursuant to the Securitization, the Originators agree to, from time to time, transfer and sell current and future trade receivables and all related rights to Xperi SPV, and Xperi SPV will, in turn, borrow money from PNC from time to time, secured by liens on the receivables and other assets of Xperi SPV. The maximum amount potentially available to borrow, based on eligibility of the receivables, is $55 million. The Originators are jointly and severally liable for each of its own customary representations, warranties, covenants and indemnities. In addition, the Company has guaranteed the performance of the obligations of the other Originators and will guarantee the obligations of any additional originators or successor servicer that may become party to the Securitization. Xperi SPV’s assets and credit are not available to satisfy the debts and obligations owed to the creditors of the Company or its other subsidiaries and affiliates. The Company will include Xperi SPV’s assets, liabilities and results of operations in its consolidated financial statements.

In connection with these transactions, Xperi SPV agreed to pay structuring fees, closing fees and recurring annual administration fees to PNC Capital Markets, LLC and will pay other customary fees to the lenders.

Amounts outstanding under the RFA accrue interest based on the Term SOFR Rate (as defined in the RFA) or in any other case (including if no such election has been made) the Daily 1M SOFR (as defined in the RFA), as selected by Xperi SPV. The Agreements include customary fees, conditions, representations and warranties, indemnification provisions, covenants and events of default. Receivables under the Securitization are subject to certain criteria, limits and reserves. Subject in some cases to cure periods, amounts outstanding under the RFA may be accelerated for customary events of default including, but not limited to, the failure to make when due payments or deposits, borrowing base deficiencies and the failure to observe or comply with any covenant.

The Securitization is scheduled to terminate on February 21, 2028, unless terminated earlier pursuant to its terms.

The foregoing description of the Securitization is qualified in its entirety by reference to the full text of each of the RFA and SCA, copies of which are respectively attached hereto as Exhibit 10.1 and Exhibit 10.2 to this Current Report on Form 8-K (the “Current Report”) and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed in Item 1.01 of this Current Report is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Receivables Financing Agreement by and among Xperi Inc., Xperi SPV LLC, PNC Bank, National Association, PNC Capital Markets LLC, and the lenders party thereto, dated February 21, 2025.

10.2

Sale and Contribution Agreement by and among Xperi SPV LLC, TiVo Platform Technologies LLC, TiVo Research and Analytics, Inc., Rovi Product Corporation, DigitalSmiths Corporation, Veveo LLC, DTS, Inc., Phorus Inc., iBiquity Digital Corporation and Xperi Inc., dated February 21, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 21, 2025	Xperi Inc.

	By:	/s/ Robert Andersen
	Name:	Robert Andersen
	Title:	Chief Financial Officer